Exhibit 1

CONFIDENTIAL

AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of October 8, 2010, is made by and among Integral Systems, Inc., a Maryland corporation (the “Company”), and the entities and natural persons listed on Schedule A hereto and their affiliates (collectively, the “Vintage Group”) (each of the Company and the Vintage Group, a “Party” to this Agreement, and collectively, the “Parties”).

WHEREAS, the Vintage Group may be deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 1,750,000 shares, or approximately 9.9%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, the Company and the Vintage Group have agreed that it is in their mutual interests to enter into this Agreement.

NOW, THEREFORE, in consideration of and in reliance upon the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Representations and Warranties of the Vintage Group. The Vintage Group represents and warrants to the Company that (a) this Agreement has been duly authorized, executed and delivered by each member of the Vintage Group identified on Schedule A hereto, and is a valid and binding obligation of the Vintage Group, enforceable against the Vintage Group in accordance with its terms; (b) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will conflict with, result in a breach or violation of any of the organizational documents of the Vintage Group as currently in effect, or the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any member of the Vintage Group is a party or bound or to which its property or assets is subject; and (c) as of the date of this Agreement, the Vintage Group may be deemed to beneficially own in the aggregate 1,750,000 shares of Common Stock.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Vintage Group that (a) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to any law, any order of any court or other agency of government, the Articles of Restatement of the Company dated May 7, 1999, as supplemented by Articles Supplementary of the Company dated March 13, 2006, as supplemented by Articles Supplementary of the Company dated February 12, 2007, as amended by the Articles of Amendment dated February 26, 2009 and effective April 29, 2009, and as supplemented by the Articles Supplementary of the Company, dated August 13, 2010 (collectively, the “Charter”), the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), or the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property or assets is subject (collectively, the “Company Contracts”); and (c) attached as Exhibit B is a true, correct and complete copy of the resolutions adopted by the Board to effect the increase in the number of directors and the director appointments contemplated by Section 3, and such resolutions have not been amended, annulled, rescinded or revoked and remain in full force and effect.

3. Directorships.

(a) Effective on October 8, 2010, (i) the number of members of the board of directors of the Company (the “Board”) shall be increased by two (2) directors, (ii) one (1) current Class I Director will be re-assigned to Class II and thereupon, there shall be two (2) vacancies on the Board for Class I Directors and (iii) the New Appointees (as defined below) shall be appointed to fill such two (2) vacancies on the Board as Class I Directors. The Nominating Committee of the Board (the “Nominating Committee”) has, in good faith, reviewed and approved the credentials of Brian Kahn and Mel Keating (the “New Appointees”) in the exercise of their duties as directors of the Company, concluded that each of the New Appointees has business experience in such areas as would reasonably be expected to enhance the Board, and determined, consistent with the Company’s guidelines relating to director qualifications and Board composition, subject to the terms of this Agreement, to recommend the appointment of, and the Board has determined to appoint, the New Appointees to the Board.

(b) The Company further agrees to:

(i) take all actions necessary and appropriate to reduce the size of the Board to nine (9), effective immediately prior to the annual meeting of the Company’s stockholders in 2011 (the “2011 Meeting”), and obtain the resignation of two (2) directors of the Company other than the New Appointees, effective no later than immediately prior to the 2011 Meeting;

(ii) take all actions necessary and appropriate to nominate the New Appointees (or any replacement therefore nominated in accordance with Section 3(c)) for election as directors of the Company at the 2011 Meeting;

(iii) take all actions necessary and appropriate to recommend, and reflect such recommendation in the Company’s definitive proxy statement in connection with the 2011 Meeting, that the stockholders of the Company vote to elect the New Appointees (or any replacement nominated or appointed in accordance with Section 3(c)) as directors of the Company at the 2011 Meeting;

(iv) take all actions necessary and appropriate to call and convene the 2011 Meeting no later than February 28, 2011;

(v) use all efforts consistent with the efforts used by the Company to obtain proxies for the other candidates nominated by the Board to obtain proxies in favor of the election of the New Appointees (or any replacement nominated or appointed in accordance with Section 3(c)) at the 2011 Meeting;

(vi) take all actions necessary and appropriate to call and convene the 2012 annual meeting of the Company’s stockholders (the “2012 Meeting”) no later than February 29, 2012;

(vii) take all actions necessary and appropriate to not call and convene any other annual or special meeting of stockholders for the election of directors, other than the 2011 Meeting and the 2012 Meeting, prior to February 29, 2012;

(viii) use all reasonable efforts to ensure that, at all times from the execution of this Agreement until immediately prior to the 2012 Meeting (the “Term”) that either of the New Appointees (or any replacement nominated or appointed pursuant to Section 3(c)), remains in office, at least one such nominee shall have the right, subject to compliance with applicable Securities and Exchange Commission (the “SEC”) and NASDAQ corporate governance rules, to serve on each of the committees and sub-committees of the Board (or any substitutes therefor), including any committees and sub-committees of the Board (or any substitutes therefor) created after the date hereof;

(ix) use all reasonable efforts to ensure that, at all times during the Term prior to the 2011 Meeting, the Board shall consist of no greater than eleven (11) members; and

(x) use all reasonable efforts to ensure that, at all times following the 2011 Meeting and through the 2012 Meeting, the Board shall consist of no greater than nine (9) members (two (2) of whom shall be the New Appointees (or any replacement nominated or appointed pursuant to Section 3(c)).

(c) The Company agrees that, through the 2012 Meeting, so long as the Vintage Group’s beneficial ownership of the outstanding Common Stock is greater than 5% of the Common Stock outstanding at such time, if a New Appointee resigns or is otherwise unable to serve as a director or is removed for cause as a director, the Vintage Group shall have the right to submit the name of a replacement (the “Replacement”) to the Company for its reasonable approval to serve as director. If the proposed Replacement is not approved by the Nominating Committee and recommended by the Board, the Vintage Group shall have the right to submit another proposed Replacement to the Nominating Committee for its reasonable approval. The Vintage Group shall have the right to continue submitting the name of a proposed Replacement to the Nominating Committee for its reasonable approval until the Nominating Committee approves and the Board recommends that such Replacement may serve as director, whereupon such person shall be appointed as the Replacement, as the case may be. In addition, so long as the Vintage Group’s beneficial ownership of the outstanding Common Stock is greater than 5% of the Common Stock outstanding at such time, the Company agrees that it will take no action to remove either of the New Appointees (including without limitation recommending to the Company’s stockholders removal of either of the New Appointees), other than for cause (as such term is used in the Maryland General Corporation Law), until the Company’s 2014 annual meeting of stockholders.

(d) Each of the New Appointees, upon election to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interests, directors’ duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including without limitation with respect to insurance, indemnification, compensation and fees, as are generally applicable to any non-employee directors of the Company.

(e) The Vintage Group agrees to support the nominees for director presented by the Board for election at the 2011 Meeting (which shall include the New Appointees). At the 2011 Meeting, the Vintage Group shall cause all voting securities of the Company beneficially owned or owned of record by each member of the Vintage Group to be present at such meeting for purposes of establishing a quorum and to be voted (either in person or by directing that any proxy granted with respect to such meeting be voted) in accordance with the recommendation of the Board with respect to (i) the election of directors (provided that the New Appointees constitute two (2) of the three (3) directors nominated and the other nominee is an existing member of the Board), (ii) ratification of the Company’s current auditors and (iii) say-on-pay proposals (provided that compensation for the Company’s executives included therein is consistent with practices in effect as of the date hereof). No later than five (5) business days prior to such meeting of stockholders, the Vintage Group shall vote in accordance with this Section 3(e) and shall not revoke or change any such vote.

(f) Nothing in this Section 3 shall prevent the members of the Board from discharging their duties as directors of the Company.

4. Certain Activities During the Term. The Vintage Group agrees that, during the Term, unless approved by a majority of the entire Board, neither any member of the Vintage Group nor any of its associates (as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will (and the Vintage Group and their associates will not assist, encourage or participate with others to), directly or indirectly:

(a) acquire, agree to acquire, publicly announce an intention to acquire, publicly offer, publicly seek or publicly propose to acquire, or agree to acquire, by purchase, gift, tender or exchange offer, or otherwise, beneficial or record ownership of any shares of Common Stock or any other securities or Derivative Securities (as hereinafter defined) of the Company, including any rights, warrants, options or other securities convertible into or exchangeable for shares of Common Stock or any other securities of the Company from the Company or third parties, except as a result of a stock split, stock dividend or other pro rata distribution made by the Company to its stockholders and in which any member of the Vintage Group participates solely in its capacity as a stockholder; provided, however, that the Vintage Group may increase (or publicly propose to increase) its ownership interest (whether owned beneficially or of record) in the Company to up to 25% of the then-outstanding Common Stock (including the amounts that may be deemed to be owned, whether beneficially or of record, by the Vintage Group as of the date hereof) in open market purchases, private purchases, block trades or any other manner other than a tender or exchange offer (and, subject to the continuing satisfaction of the conditions set forth in the last paragraph of this Section 4 and assuming that neither the Vintage Group nor any member thereof is an interested stockholder (as defined in the Maryland Business Combination Act) of the Company on the date hereof, the Maryland Business Combination Act (and, if it becomes applicable to the Company, the Maryland Control Share Acquisition Act) shall not apply to the Vintage Group up to such amount, if acquired during the Term); any shares of Common Stock owned beneficially or of record by the Vintage Group in excess of 20% of the then-outstanding Common Stock of the Company during the Term and as of the end of the Term are referred to in this Agreement as the “Neutral Shares”;

(b) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or any other securities or Derivative Securities of the Company or otherwise act in concert with any person in respect of any such securities;

(c) arrange, or in any way participate in, any financing for the purchase by any person of shares of Common Stock or any other securities or assets or businesses of the Company or any of its affiliates;

(d) publicly propose or seek to propose to the Company or any third party any extraordinary corporate transaction involving the Company or any of its affiliates, including a merger, reorganization, recapitalization, extraordinary dividend, liquidation, sale or transfer of assets other than in the ordinary course of the Company’s business (it being understood that this clause (d) shall not address acquisitions of securities that are the subject of clause (a) above);

(e) publicly propose or seek to publicly propose to the Company or any third party the acquisition or purchase by any member of the Vintage Group of all or any portion of the assets of the Company (it being understood that this clause (e) shall not address acquisitions of securities that are the subject of clause (a) above);

(f) (i) solicit proxies for the voting of any voting or other securities of the Company or otherwise become a “participant,” directly or indirectly, in any “solicitation” of “proxies” to vote, or become a “participant” in any “election contest” involving the Company or its securities (all terms used herein having the meanings assigned them in Regulation 14A under the Exchange Act), (ii) call or seek to call, directly or indirectly, any special meeting of stockholders of the Company for any reason whatsoever, (iii) seek, request, or take any action to obtain or retain, directly or indirectly, any list of holders of any voting or other securities of the Company, (iv) publicly make any recommendation with respect to the voting of any securities of the Company or (v) make any recommendation to any other stockholder of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote.

(g) publicly seek any change in the composition of the Board of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the board of directors;

(h) publicly propose that the Common Stock become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(i) make a public request that the prohibitions set forth in this Agreement be waived or that the Company take any action that would permit the Vintage Group or its associates to take any of the actions prohibited by this Agreement, or otherwise make any public statement relating to the Vintage Group’s willingness to pursue any such prohibited action conditioned upon waiver of this Agreement;

(j) make or issue or cause to be made or issued any public disclosure, public announcement or public statement to any third party (including without limitation the filing of any document or report with the Securities and Exchange Commission or any public filing with any other governmental agency or any disclosure to any journalist or member of the media) concerning the Board or the management of the Company, which disparages, criticizes or in any other way reflects adversely or detrimentally upon the Board or the management of the Company;

(k) make or issue or cause to be made or issued any disclosure, announcement or statement, whether publicly or privately, to any third party (including without limitation any securities analyst) concerning the Board or the management of the Company, (i) that is materially misleading, or omits to states a material fact necessary in order to make the statement, in light of the circumstances in which such statement is made, not misleading, or (ii) with the intent or purpose of defaming or disparaging the Board or the management of the Company; or

(l) initiate, solicit, assist, facilitate, finance, or encourage or otherwise participate in the taking of any of the foregoing actions by any third party or enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Section 4 shall prevent: (i) the New Appointees from discharging their duties as directors of the Company; (ii) the Vintage Group from taking any actions necessary to comply with the advance notice provisions of the bylaws of the Company with respect to nomination of directors or submission of proposals for the 2012 Meeting; or (iii) the Vintage Group from soliciting proxies for the 2012 Meeting beginning on the date that is sixty (60) days before the date on which the 2012 Meeting is scheduled to be held.

For the purposes of this Agreement, “Derivative Securities” means any rights, options or other securities convertible into or exercisable or exchangeable for securities or indebtedness or any obligations measured by the price or value of any securities, bank debt or other obligations of the Company, including without limitation any swaps or other derivative arrangements.

For purposes of the Maryland Business Combination Act and the Maryland Control Share Acquisition Act (should it be applicable to the Company), the approval of the increase by the Vintage Group of its ownership interest in the Company of up to 25% of the outstanding Common Stock of the Company (including the amounts that may be deemed to be beneficially owned by the Vintage Group as of the date hereof) is conditioned upon and subject to: (i) the Vintage Group or any member thereof, at no time during the Term, owning, beneficially (as defined in the Maryland Business Combination Act) or of record, more than 25% of the outstanding Common Stock of the Company; (ii) the Vintage Group complying in all material respects with all terms and conditions of this Agreement; and (iii) no material breach, default or violation by Vintage Group of any of the terms or conditions of this Agreement having occurred. It is the intention of the Company that as permitted by Section 3-601(j)(4) of the Maryland General Corporation Law, the approval by the Board of the increase by Vintage Group of its ownership interest in the Company to up to 25% of the outstanding Common Stock shall be subject to compliance by the Vintage Group with the conditions set forth in the immediately preceding sentence.

5. Certain Other Activities. The Vintage Group agrees that:

(a) at the 2012 Meeting, and thereafter for so long as any New Appointee or any other designee of the Vintage Group serves as a director of the Company (unless otherwise approved by a majority of the entire Board), the Neutral Shares shall, at the Vintage Group’s election, solely with respect to the election of directors, ratification of auditors and say-on-pay proposals (provided that compensation for the Company’s executives included therein is consistent with practices in effect as of the date hereof), either (i) not be voted or (ii) be voted in accordance with the recommendation of the Board; and

(b) for so long as any New Appointee or any designee of the Vintage Group serves as a director of the Company, the Vintage Group shall not, without the prior written approval of a majority of the Independent Directors (as hereinafter defined) then serving on the Board, seek or offer to (i) acquire, beneficially or of record, securities of the Company representing 50% or more of the voting power of the then-outstanding securities of the Company, whether by purchase, tender or exchange offer, merger, consolidation or otherwise or (ii) acquire, directly or indirectly, all or substantially all of the assets of the Company.

For purposes of this Agreement, an “Independent Director” shall be a director who (i) is not a New Appointee, a designee of the Vintage Group or otherwise affiliated with the Vintage Group, (ii) does not have a conflict of interest with respect to the proposed transaction and is not in any way interested in the proposed transaction and (iii) meets the qualifications for independence under NASDAQ Rule 5605 or any successor rule.

6. Rights Plan. The Company agrees that, during the Term, it will not implement a shareholder rights plan (also know as a “poison pill”) or other similar defensive device that is inconsistent with, or more restrictive with respect to the Vintage Group than, the provisions of Section 4, including, without limitation, the ability of the Vintage Group to acquire up to 25% of the then-outstanding Common Stock.

7. Expenses. Each Party shall bear all fees and expenses incurred by such Party in connection with this Agreement and the circumstances giving rise hereto, and neither Party shall seek or be entitled to reimbursement of any such fees and expenses from the other Party.

8. Public Announcement. The Company and the Vintage Group shall promptly disclose the existence of this Agreement after its execution pursuant to a joint press release that is mutually acceptable to the parties, including a description of the material terms of this Agreement. Subject to applicable law, none of the Parties shall disclose the existence of this Agreement until the joint press release is issued.

9. Nonpublic Information.

In connection with discussions between the Vintage Group and their representatives and the Company and its representatives, or otherwise during the Term, the Vintage Group or their representatives have obtained, and may in the future obtain, information about the Company or its securities that is confidential. Each member of the Vintage Group agrees to treat confidentially any such information pursuant to the terms of the Confidentiality Agreement, dated as of September 23, 2010, between the Company and Vintage Capital Management, LLC.

10. Remedies.

(a) Each of the Parties acknowledges and agrees that a breach or threatened breach by any Party may give rise to irreparable injury inadequately compensable in damages, and accordingly each Party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved Party may be entitled to at law or in equity.

(b) In the event that a Party institutes any legal action to enforce such Party’s rights under, or recover damages for breach of, this Agreement, the prevailing Party or Parties in such action shall be entitled to recover from the other Party or Parties all costs and expenses, including but not limited to reasonable attorneys’ fees, court costs, witness’ fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing Party or Parties.

(c) In the event that the Company (on the one hand) or any member of the Vintage Group (on the other hand) materially breaches its obligations hereunder, and such breach, to the extent curable, is not cured within ten (10) days of receiving written notice thereof from the non-breaching Party, then the obligations, and restrictions imposed, under this Agreement on the non-breaching Party shall terminate.

11. Notices. Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a Party by notice to the other Parties in accordance with this Section 11) and delivered personally, mailed by certified or registered first-class mail or sent by recognized overnight courier, postage prepaid, and will be deemed given (a) when so delivered personally, (b) if mailed by certified or registered first-class mail, three (3) business days after the date of mailing, or (c) if sent by recognized overnight courier, one (1) day after the date of sending.

If to the Company:

Integral Systems, Inc.

6721 Columbia Gateway Drive

Columbia, Maryland 21046

Attention: R. Miller Adams

Telephone: (443) 539-5016

Facsimile: (410) 312-2980

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Ave., NW

Washington, DC 20036

Attention: Howard B. Adler

Telephone: (202) 955-8589

Facsimile: (202) 530-9526

If to the Vintage Group:

Vintage Partners, L.P.

5506 Worsham Court

Windermere, Florida 34786

Attention: Brian Kahn

Telephone: (407) 909-8015

Facsimile: (208) 728-8007

with a copy (which shall not constitute notice) to each of:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Bradley L. Finkelstein

Telephone: (650) 493-9300

Facsimile: (650) 493-6811

DLA Piper LLP

6225 Smith Avenue

Baltimore, Maryland 21209

Attention: Robert “Jay” Smith, Jr.

Telephone: (410) 580-4266

Facsimile: (410) 580-3266

12. Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties in connection with the subject matter hereof.

13. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

14. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction.

16. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17. Successors and Assigns. This Agreement shall not be assignable by any of the Parties. This Agreement, however, shall be binding on successors of the Parties.

18. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.

19. Further Action. Each Party agrees to execute such additional reasonable documents, and to do and perform such reasonable acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

[Signatures are on the following page.]

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

INTEGRAL SYSTEMS, INC.

By:	/s/ Paul G. Casner, Jr.
	Name:	Paul G. Casner, Jr.
	Title:	Chief Executive Officer and President

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BRIAN R. KAHN

By:	/s/ Brian R. Kahn

VINTAGE PARTNERS GP, LLC

By:	/s/ Brian R. Kahn
	Name:	Brian R. Kahn
	Title:	Manager

VINTAGE PARTNERS, L.P.

By:	Vintage Partners GP, LLC, its General Partner

By:	/s/ Brian R. Kahn
	Name:	Brian R. Kahn
	Title:	Manager

VINTAGE CAPITAL MANAGEMENT, LLC

By:	/s/ Brian R. Kahn
	Name:	Brian R. Kahn
	Title:	Managing Member

Schedule A

The Vintage Group

Vintage Partners, L.P.

Vintage Partners GP, LLC

Vintage Capital Management, LLC

Brian R. Kahn